Filed under Rule 433
File No. 333-203578-01

Final Term Sheet

Arizona Public Service Company

$250,000,000 4.350% Notes due 2045

November 3, 2015

Issuer:	Arizona Public Service Company

Expected Ratings (Moody’s / S&P / Fitch):	A2 / A- / A (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	November 3, 2015

Settlement Date:	November 6, 2015 (T+3)

Security:	4.350% Notes due 2045

Principal Amount:	$250,000,000

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2016

Maturity Date:	November 15, 2045

Interest Rate:	4.350%

Benchmark Treasury:	3.00% due May 15, 2045

Benchmark Treasury Price / Yield:	99-27 / 3.008%

Spread to Benchmark Treasury:	+135 basis points

Yield to Maturity:	4.358%

Public Offering Price:	99.866% per note

Optional Redemption:	Make-whole call at any time prior to May 15, 2045 at Treasury rate plus 25 basis points and, thereafter, at par

CUSIP/ISIN:	040555 CT9 / US040555CT91

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.

Co-Managers:	BB&T Capital Markets, a division of
BB&T Securities, LLC
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Mizuho Securities USA Inc. toll free at 1-866-271-7403 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.